August 15, 1997


Vanguard Airlines, Inc.
30 NW Rome Circle
Kansas City International Airport
Kansas City, Missouri 64153

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Vanguard Airlines, Inc. (the
"Company") of a Registration Statement on Form S-3 (the
"Registration Statement") with the Securities and Exchange
Commission (the "Commission"), covering a public offering of Rights to purchase up to 30,455,714 shares of Common Stock, par value
$.001 per share of the Company (the "Common Stock").

In connection with this opinion, I have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and
Bylaws, as amended, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below, and
(ii) relied upon the fact that the shares of Common Stock will be sold by the Company at a subscription price of $0.50 per share of Common Stock.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

I consent to the reference of my opinion under the caption "Legal
Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Brian S. Gillman
Brian S. Gillman
Vice President, General Counsel and Secretary